Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 Nos. 333-155637 and 333-155637-01) and related Prospectus of Wintrust Financial Corporation and Wintrust Capital Trust VI for the registration of Wintrust Financial Corporation debt securities, common shares, preferred shares, depository shares, warrants, stock purchase contracts, stock purchase units, junior subordinated debentures, guarantee of trust preferred securities, Fixed Rate Cumulative Perpetual Preferred Stock, Series B and a warrant to purchase up to 1,643,295 common shares, and trust preferred securities of Wintrust Capital Trust VI, and to the incorporation by reference therein of our reports dated February 27, 2009, with respect to the consolidated financial statements of Wintrust Financial Corporation and the effectiveness of internal control over financial reporting of Wintrust Financial Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
March 6, 2009